AMENDED AND RESTATED EMPLOYMENT AGREEMENT

To: Ms. Helen, Zhang Wei

Dear Helen:

Position/Term

a)
Your assignment in the capacity of Asia President & Senior Strategic Advisor has been established and this letter will be effective as of September 1st, 2019. You will have a reporting relationship to Bruce Hoechner, President and Chief Executive Officer, during the course of your assignment of September 1st 2019 to March 31st 2020.

b)	The assignment will be reviewed one month before the expiration. It can be extended based on the mutual agreement between company and the employee.

Scope and Responsibilities

a)
Lead and drive the development and implementation of Asia Strategy during the term of the position, with the intent of transitioning the commercial aspect of the role to Paul Pang after completion of the term;

b)	Support the leadership transition in Asia via mentoring Paul Pang and continuously coach and develop the Asia leadership team on an as requested basis;

c)	Assist with any due diligence support for on-going acquisition activity for both PES and for Rogers in general in coordination with the Sr. VP of Business Strategy; and

d)	Maintain high level relationships with local authorities in China.

Working Hours and Locations

a)	During September 1st – December 31st, 2019, you are required to maintain your standard working schedule;

b)	From January 1st – March 31st, you are required to work 20 hours per week which is subject to business needs; and

c)	You are eligible for work from home and you may also use Rogers’ offices as your workplace.

Compensation/Benefits

a)	During September 1st to December 31st, 2019, your compensation and benefits will remain unchanged.

b)	Effective from January 1st, 2020, your monthly base salary for the Senior Advisor role is RMB 115,000 per month before tax and subject to any income tax required by government.

c)	You are not eligible for the Annual Incentive Compensation Plan (AICP) or Long Term Incentive Compensation (LIT) from January 1st, 2020.

d)	You will continue to be eligible for total RMB 285,000 of your home and gasoline allowances as well as pension insurance during January 1st to March 31st, 2020.

We look forward to your continued success in this assignment. If during the assignment you feel you are running into unexpected difficulties not addressed in this letter, please contact me. The success of your assignment is important to Rogers, and we want to ensure that the experience is a positive one for you.

Date: October 7, 2019

Sincerely,	Received and accepted:

/s/ Bruce Hoechner	/s/ Helen Zhang
Bruce Hoechner	Helen, Zhang Wei
President and Chief Executive Officer	Asia President & Senior Strategic Advisor

Cc:	Ben Buckley
Grace Gu